As filed with the Securities and Exchange Commission on July 8, 2004

Registration Statement No. 333-_____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RENT-WAY, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	25-1407782
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)

One RentWay Place
Erie, Pennsylvania 16505
(Address of Principal Executive Offices, including zip code)

RENT-WAY, INC. 2004 STOCK OPTION PLAN
(Full title of the plan)

William E. Morgenstern
Chairman of the Board and Chief Executive Officer
One RentWay Place
Erie, Pennsylvania 16505
(814) 455-5378
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, without	1,700,000	$8.14	$13,838,000	$1,753.27
par value

(1)     The number of shares are subject to adjustment pursuant to the anti-dilution provisions of the Rent-Way, Inc. 2004 Stock Option Plan (the “Plan”). Accordingly, this Registration Statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)     Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h)(1). The offering price per share for the unissued stock options is based on the average of the high and low prices for Rent-Way common stock on July 2, 2004, as reported on the New York Stock Exchange.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        Pursuant to the instructions for Form S-8, the documents containing the information specified in Part I of Form S-8 (Items 1 and 2) are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement, but will be sent or given to plan participants as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        Rent-Way, Inc. (the “Company”) hereby incorporates by reference into this Registration Statement the following documents:

    (a)        The Company’s Annual Report on Form 10-K for the year ended September 30, 2003 filed with the Commission on November 25, 2003;

    (b)        All other reports filed by the Company pursuant to Section 13(a) of 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in (a) above, including (i) the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2003 filed with the Commission on February 13, 2004, (ii) the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 filed with the Commission on May 7, 2004, and (iii) the Company’s Current Reports on Form 8-K filed with the Commission on December 29, 2003, December 29, 2003, January 29, 2004, February 9, 2004, March 4, 2004, April 20, 2004 and May 20, 2004; and

    (c)        The description of the Company’s common stock contained in the Registration Statement on Form 8-A, dated September 30, 1998 filed under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description;

        In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the date of the filing of such documents.

        Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

      Not Applicable.

Item 5.    Interests of Named Experts and Counsel.

      Not Applicable.

Item 6.    Indemnification of Directors and Officers.

        The provisions of Sections 1741 through 1750 of the Pennsylvania Business Corporation Law provide that a corporation shall have the power to indemnify any person who was or is threatened to be made a party to any action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a representative of the corporation, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action or proceeding if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation. To the extent that a representative of the corporation has been successful on the merits or otherwise in defense of any action or proceeding or in defense of any claim, issue or matter therein, the corporation is required by the Pennsylvania Business Corporation Law to indemnify them against expenses actually and reasonably incurred by them in connection with their defense.

        The Company’s By-Laws provide that it shall indemnify its officers and directors against claims arising from actions taken in their official capacity except where the conduct giving rise to the claim is finally determined by a court or in arbitration to have constituted willful misconduct or recklessness or to have involved the receipt from the Company of a personal benefit to which the officer or director was not entitled, or where the indemnification has been determined in a final adjudication to be unlawful. The Company may create a fund, trust or other arrangement to secure the indemnification. In addition, the Company is required to pay the expenses of defending the claim in advance of final adjudication upon the receipt of an undertaking by the officer or director to repay the advanced amounts if it is ultimately determined that the officer or director is not entitled to be indemnified. These provisions of the By-Laws are expressly permitted pursuant to the Pennsylvania Business Corporation Law.

Item 7.    Exemptions from Registration Claimed.

      Not Applicable.

Item 8.    Exhibits.

EXHIBIT NO.		DESCRIPTION

5	.1*	Opinion of Hodgson Russ LLP.
23	.1*	Consent of PricewaterhouseCoopers LLP.
23	.2*	Consent of Hodgson Russ LLP (included in exhibit 5.1).
24	.1*	Power of attorney (included on signature page).
99.1		Rent-Way, Inc. 2004 Stock Option Plan, as amended.

* Filed herewith

Item 9.    Undertakings.

    (a)        The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii)               To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

    (iii)               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (2)               That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b)        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13 (a) or 15 (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Erie, Commonwealth of Pennsylvania, on July 8, 2004.

RENT-WAY, INC

By: /s/ William E. Morgenstern
William E. Morgenstern
Chairman of the Board and Chief
Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below hereby constitutes and appoints each of William E. Morgenstern and William A. McDonnell, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments) to this Registration Statement, to file the same, together with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices and other documents necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his or her substitutes or substitute, full power and authority to perform and do each and every act and thing necessary and advisable as fully to all intents and purposes and he or she might or could perform and do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ William E. Morgenstern	Chairman of the Board, Chief Executive Officer and	July 8, 2004
William E. Morgenstern	Director (Principal Executive Officer)

/s/ William A. McDonnell	Vice President, Chief Financial Officer (Principal	July 8, 2004
William A. McDonnell	Financial Officer)

/s/ John A. Lombardi	Vice-President, Corporate Controller and Chief	July 8, 2004
John A. Lombardi	Accounting Officer (Principal Accounting Officer)

/s/ Gerald A. Ryan	Director	July 8, 2004
Gerald A. Ryan

/s/ John W. Higbee	Director	July 8, 2004
John W. Higbee

/s/ Robert B. Fagenson	Director	July 8, 2004
Robert B. Fagenson

/s/ Marc W. Joseffer	Director	July 8, 2004
Marc W. Joseffer

/s/ William Lerner	Director	July 8, 2004
William Lerner

/s/ Jacqueline E. Woods	Director	July 8, 2004
Jacqueline E. Woods

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
5.1*	Opinion of Hodgson Russ LLP.
23.1*	Consent of PricewaterhouseCoopers LLP.
23.2*	Consent of Hodgson Russ LLP (included in exhibit 5.1).
24.1*	Power of attorney (included on signature page).
99.1	Rent-Way, Inc. 2004 Stock Option Plan, as amended.

* Filed herewith